SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                Section 13 and 15(d) of the Securities Exchange
                                  Act of 1934.

                                                Commission File Number 000-14815
                                                                       ---------

                         Progress Financial Corporation
             (Exact name of registrant as specified in its charter)

                                4 Sentry Parkway
                                    Suite 200
                       Blue Bell, Pennsylvania 19422-0764
                                  610-825-8800
                   (Address, including zip code, and telephone
        number, including area code, of registrant's principal executive offices)

                        Common Stock, par value $1.00 per
                    share (Title of each class of securities
                              covered by this Form)

                                       N/A
                         (Title of all other classes of
                         securities for which a duty to
                        file reports under section 13(a)
                                of 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      /X/            Rule 12h-3(b)(1)(ii)      / /
       Rule 12g-4(a)(1)(ii)     / /
       Rule 12g-4(a)(2)(i)      / /            Rule 12h-3(b)(2)(i)       / /
       Rule 12g-4(a)(2)(ii)     / /            Rule 12h-3(b)(2)(ii)      / /
       Rule 12h-3(b)(1)(i)      /X/            Rule 15d-6                / /

     Approximate number of holders of record as of the certification or notice date: 0
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     Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,
FleetBoston   Financial   Corporation,   as  successor  to  Progress   Financial
Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 1, 2004                       By:  /s/ Janice B. Liva
                                                 -------------------------------
                                                      Janice B. Liva
                                                      Deputy General Counsel and
                                                      Assistant Secretary